Exhibit 10.1

LOAN AGREEMENT

(Revolving Line of Credit)

Dated as of November 21, 2024

between

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

as Borrower

and

BROOKLINE BANK

as Lender

Table of Contents

1.	DEFINITIONS		1

2.	LINE OF CREDIT		9
	2.1	Line of Credit	9
	2.2	Purpose	9
	2.3	Advances	9
	2.4	Loan Account	10

3.	SECURITY		10
	3.1	Collateral	10
	3.2	Additional Security Documents	10

4.	CONDITIONS PRECEDENT		10
	4.1	Conditions to Closing	10
	4.2	Conditions to Each Advance	12

5.	UNUSED FEE		12
	5.1	Calculation and Payment	12
	5.2	Minimum Deposits	12

6.	REPRESENTATIONS AND WARRANTIES		13
	6.1	Existence and Power	13
	6.2	Authority	13
	6.3	Validity	13
	6.4	Financial Statements and Condition	13
	6.5	Compliance with Law	14
	6.6	Litigation	14
	6.7	Events of Default	14
	6.8	Title to Property	14
	6.9	Solvency	14
	6.10	Taxes	14
	6.11	Jurisdiction of Formation; Principal Office	14
	6.12	Organizational Structure	14
	6.13	Regulation U	15

	6.14	Investment Company Act	15
	6.15	ERISA	15
	6.16	Hazardous Materials	15
	6.17	No Broker	15
	6.18	Governmental and Other Approvals	15
	6.19	Insurance	15
	6.20	Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws	16
	6.21	Information Complete	16

7.	AFFIRMATIVE COVENANTS		16
	7.1	Financial Statements; Notice of Default	16
	7.2	Compliance with Laws	17
	7.3	Taxes	17
	7.4	Litigation	18
	7.5	Maintenance of Existence	18
	7.6	Insurance	18
	7.7	Books and Records; Access	18
	7.8	Senior Management	18
	7.9	Operating Accounts	18
	7.10	Organizational Documents	18
	7.11	Foreign Corrupt Practices Act	18
	7.12	Patriot Act	18
	7.13	Financings	19

8.	NEGATIVE COVENANTS		19
	8.1	Debt Yield	19
	8.2	Leverage Ratio	19
	8.3	Debt Service Coverage Ratio	19
	8.4	Usage	19
	8.5	Liquidity	19
	8.6	Encumbrances	19
	8.7	Other Indebtedness	20
	8.8	Investments	20

ii

	8.9	Mergers, etc.	20
	8.10	Change in Nature of Business	20
	8.11	OFAC Compliance	20
	8.12	Environmental Matters	20
	8.13	Disposition of Collateral and Certain Property	21
	8.14	Transactions with Affiliates	21
	8.15	Restricted Payments	21

9.	EVENTS OF DEFAULT; REMEDIES		21
	9.1	Definition	21
	9.2	Remedies	23
	9.3	Singular or Multiple Exercise; Non-Waiver	23

10.	MISCELLANEOUS		23
	10.1	Waivers	23
	10.2	Remedies Cumulative	24
	10.3	Jury Waiver	24
	10.4	Notices	24
	10.5	Expenses	24
	10.6	Indemnification	25
	10.7	Further Instruments	25
	10.8	Governing Law; Consent to Jurisdiction	25
	10.9	Survival of Representations	25
	10.10	Integration; Amendment	25
	10.11	Severability	26
	10.12	Interpretation	26
	10.13	Binding Effect	26

iii

LOAN AGREEMENT

(Revolving Line of Credit)

This LOAN AGREEMENT (the “Agreement”) is made and entered into as of November 21, 2024, by and between NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership with a principal place of business of 39 Brighton Avenue, Boston, Massachusetts 02134 (“Borrower’), and BROOKLINE BANK, a Massachusetts chartered trust company with a principal place of business at 131 Clarendon Street, P.O. Box 179179, Boston, Massachusetts 02117-9179 (the “Lender”).

In order to induce Lender to advance money or grant other financial accommodations to Borrower, Borrower represents, warrants, covenants to and agrees with Lender as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms have the meanings set forth below:

“Adjusted EBITDA” means, for any Property calculated on trailing twelve (12) month basis, the sum of the following (without duplication): (a) gross revenues (including interest income) received in the ordinary course from such Property minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses, minus a capital reserve reasonably acceptable to Lender.

“Advance” means a disbursement of the Line of Credit.

“Advance Request” is defined in Section 2.3.

“Affiliate” of any Person means any other Person that, directly or indirectly, Controls or is Controlled by, or is under common Control with, such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Business Day” means any day other than a Saturday or a Sunday or any day on which commercial banks in Boston, Massachusetts are authorized or required to close.

“Capitalization Rate” means (a) for residential properties, an amount equal to the annual rate of interest payable on 10-year United States Treasury obligations plus 200 basis points, and (b) for all other properties, an amount equal to the annual rate of interest payable on 10-year United States Treasury obligations plus 250 basis points.

“Capital Lease” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the capitalized amount of obligations under Capital Leases for such Person for such period as determined in accordance with GAAP.

“Compliance Certificate” is defined in Section 7.1(c).

“Change in Control” means the occurrence of any of the following: (a) Guarantor ceases to be the sole general partner of, and/or Control, Borrower; (b) any change in the ownership or control of Guarantor that results in JPB Real Estate LLC and/or Maisie Brown LLC, in the aggregate, owning less than a majority of the stock of the Guarantor, which stock shall be owned and controlled directly or indirectly by Jameson Brown and/or Harley Brown, or by entities owned and controlled by either of them for their benefit or for the benefit of their Immediate Family Members; (c) Jameson Brown ceases to be a member of the Board of Directors of Guarantor; (d) Jameson Brown ceases to control the day to day management of Guarantor; and/or (e) Borrower ceases to own, directly or indirectly, the Equity Interests of any Pledged Subsidiary unless Lender consents in writing to the transfer of such Equity Interests.

“Closing Date” means the date hereof.

“Collateral” means the collateral described in the Pledge Agreement and any all other collateral that secures the Obligations as set forth in the Loan Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or equity interests, or of the ability to exercise voting power by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Service” means, for the applicable twelve (12) month period, the sum of (a) interest expense paid or incurred on Total Indebtedness (excluding any interest due under the Loan Documents), (b) required amortization payments on Total Indebtedness, and (c) debt service payments on the Line of Credit based upon the outstanding balance and interest rate annualized, provided that for the first test of the Debt Service Coverage Ratio, the calculation of actual debt service payments on the Line of Credit shall be annualized.

“Debt Service Coverage Ratio” is defined in Section 8.3.

“Debt Yield” is defined in Section 8.1.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time instituted or completed pursuant to any applicable Environmental Requirement against the Borrower, any of its Subsidiaries, Guarantor or against or with respect to any Property or any condition, use, or activity on any Property (including any such action against Lender), and any claim at any time made by any Person against Borrower, any of its Subsidiaries, Guarantor or against or with respect to any Property or any condition, use, or activity on any Property (including any such claim against Lender), relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or in any way arising in connection with any Hazardous Materials or any Environmental Requirement.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Requirement or the imposition of any Lien or otherwise arising under any Environmental Requirement or resulting from any common law cause of action relating to protection of the environment or exposure to Hazardous Material asserted by any Person.

“Environmental Requirement” means any Environmental Law, agreement or restriction, as the same now exists or may be changed or amended or come into effect in the future, which pertains to any Hazardous Materials or the environment including ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, partnership and membership interests of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” is defined in Section 9.1.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” means the Fee Letter dated as of the date hereof between Borrower and Lender.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means NewReal, Inc., a Massachusetts corporation.

“Guaranty” means the nonrecourse carve-out guaranty executed and delivered by Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos- containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immediate Family Members” means a child, stepchild, grandchild, spouse, sibling, or parent, and/or trusts or other entities created for the benefit of any such person.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not past due for more than one hundred and eighty (180) days or (ii) being contested in good faith by appropriate proceedings diligently conducted);

(d)            Capital Lease Obligations;

(e)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest (excluding perpetual preferred Equity Interests) in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus (without duplication and only to the extent required to be paid) accrued and unpaid dividends;

(f)            all guarantees of such Person in respect of any of the foregoing;

(g)            all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the lesser of (i) the fair market value of the property subject to such Lien and (ii) the aggregate amount of the obligations so secured; and

(h)            all mark to market obligations of such Person under Swap Contracts.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. All outstanding Advances shall constitute Indebtedness of Borrower.

“Individual Asset Value” means, as applicable for any particular Property, the NOI for the trailing twelve (12) months and divided by the applicable Capitalization Rate based on the property type.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Legal Requirements” means all applicable statutes, laws, ordinances, rules, regulations, orders, writs, injunctions and determinations of any Governmental Authority.

“Leverage Ratio” is defined in Section 8.2.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Line of Credit” is defined in Section 2.1.

“Liquid Assets” is defined in Section 8.5.

“Loan Documents” means this Agreement, the Note (as defined in Section 2.1), the Guaranty, the Pledge Agreement and the other Security Documents, and every other document or instrument executed in connection herewith or therewith.

“Loan Parties” means, collectively, Borrower and Guarantor, and “Loan Party” means any one of the Loan Parties.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, or financial condition of Borrower; (b) a material adverse change in, or a material adverse effect upon, the business, assets, operations, or financial condition of Borrower, its Subsidiaries and/or Guarantor, taken as a whole; (c) a material impairment of the ability of Borrower or Guarantor to fully and timely perform its respective obligations under the Loan Documents; or (d) a material adverse effect upon the legality, validity, binding effect, or enforceability against Borrower or Guarantor of any Loan Document to which it is a party.

“Maturity Date” is defined in Section 2.1.

“Maximum Availability” is defined in Section 2.1.

“Maximum Usage Amount” is defined in Section 8.4.

“NOI” means, with respect to any Property for any period, property rental and other income (as determined by GAAP) attributable to such Property received during such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Property for such period, including, without limitation, management fees in an amount equal to the greater of actual management fees paid or three percent (3%) per annum on gross revenues for such Property, and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of Borrower and its Subsidiaries, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.

“Note” is defined in Section 2.1.

“Obligations” means, in the broadest and most comprehensive sense, all loans, advances, indebtedness, liabilities and obligations now or hereafter owing from Borrower to Lender of whatever kind or nature, whether arising under the Loan Documents or otherwise whether or not such obligations are now existing or hereafter arising, imposed by agreement or by operation of law, due or not yet due, absolute or contingent, liquidated or unliquidated, secured or unsecured, actual or contingent, including all accrued interest and all costs and expenses, including reasonable attorneys’ fees, incurred or paid by Lender in exercising, preserving, defending, collecting, enforcing or protecting any of its rights under the Obligations or in any litigation arising out of the transactions evidenced by the Obligations.

“Permitted Investments” means Investments in (a) equity investments in and contributions to Subsidiaries of Borrower in the ordinary course of Borrower’s business of owning and operating Properties; and (b) Liquid Assets.

“Permitted Liens” means (a) Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents, (b) Liens on assets other than the Collateral, including mortgages on any Property, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations, and (d) encumbrances on a Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, leases, landlord’s or lessor’s liens under leases to which Borrower or any of its Subsidiaries is a party, purchase money security interests and other liens or encumbrances affecting any such Property.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge Agreement” is defined in Section 3.1.

“Pledged Subsidiary” means any Subsidiary as to which Lender is receiving a pledge of Equity Interests therein pursuant to Section 3.1.

“Property” means any real property, fixtures or improvements thereon and any leasehold or similar interest in real property which is owned, directly or indirectly, by Borrower or any of its Subsidiaries, as the case may be, or secures any investment of Borrower or any of its Subsidiaries, as the case may be.

“Responsible Officer” means, with respect to any Person, (i) in the case of a corporation or trust, its trustee(s), president, senior vice president, any vice president or treasurer, and, in any case where two Responsible Officers are acting on behalf of such Person, the second such Responsible Officer may be a secretary or assistant secretary; (ii) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner; and (iii) in the case of a limited liability company, the Responsible Officer of the sole or managing member, acting on behalf of such sole or managing member in its capacity as sole or managing member. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such party.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any capital stock or other Equity Interest of Borrower, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof), other than any of the foregoing payable solely in shares of stock or of any other Equity Interest in Borrower.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” is defined in Section 3.1.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender).

“Total Asset Value” means, as of any date of calculation, the sum of Borrower’s and its Subsidiaries’ pro rata share of (a) to the extent free and clear of any Liens, cash, marketable securities actively traded on a nationally recognized exchange and Treasury bills, valued at par, and (b) the Individual Asset Value for all Properties; provided, however, accounts payable and any other liabilities will be deducted from the calculation of Total Asset Value.

“Total Indebtedness” means the outstanding Indebtedness of Borrower and its Subsidiaries.

“Unused Fee” is defined in Section 5.1.

2.	LINE OF CREDIT.

2.1           Line of Credit. Subject to the terms and conditions set forth herein, Lender, from the date hereof until November 21, 2027 (as it may be extended in writing as set forth below, the “Maturity Date”), shall make advances to Borrower under a revolving line of credit in the amount set forth below (the “Line of Credit”). Borrower agrees that the aggregate unpaid principal of all advances outstanding at any one time under the Line of Credit shall not exceed the Maximum Availability. The term “Maximum Availability” as used herein shall mean the lesser of (a) Twenty-Five Million Dollars ($25,000,000.00) or (b) the Maximum Usage Amount. Borrower may, at its option, at any time prior to the Maturity Date borrow, repay and reborrow amounts under the Line of Credit, subject to the terms and conditions in this Agreement, up to the Maximum Availability. All advances shall be secured by the Collateral. The obligation of Borrower to repay the Line of Credit advances, including interest thereon, shall be evidenced by a promissory note of even date herewith payable to Lender in the amount of Twenty-Five Million Dollars ($25,000,000.00) (as amended, restated, modified and otherwise in effect from time to time, the “Note”). As long as no Event of Default has occurred and is continuing, Lender will consider in its sole discretion a renewal of the Line of Credit for one (1) year, upon receipt of Borrower’s written request for such renewal (and such other information reasonably requested by Lender) no earlier than ninety (90) days and no later than thirty (30) days prior to the Maturity Date. As a condition to such renewal, no Events of Default shall have occurred and be continuing and Borrower shall pay to Lender a nonrefundable commitment fee of twenty-five (25) basis points (0.25%) of the Maximum Availability. If Lender elects in its sole discretion to make such renewal in writing, then the term “Maturity Date” shall mean November 21, 2028.

2.2           Purpose. The proceeds from the Line of Credit shall be used to refinance existing indebtedness, finance the acquisition and development of commercial properties, pay for capital improvements to Properties and provide working capital for Borrower’s business purposes; provided that in no event will any proceeds of the Line of Credit be used to purchase Equity Interests or for any Restricted Payment or in contravention of any applicable law.

2.3           Advances. Borrower shall request Advances by delivering to Lender a written request therefor in the form of Exhibit A, or such other form approved by Lender, signed by a Responsible Officer of Borrower (an “Advance Request”) electronically or by facsimile by 11:00 a.m. on the date such Advance is requested specifying the amount to be borrowed and the requested borrowing date of the Advance. Unless other instructions are given by Borrower to Lender, all Advances shall be credited to the operating account of Borrower with Lender. Each Advance shall be in a minimum amount of $100,000.00 or a whole multiple of $50,000.00 in excess thereof, unless otherwise approved by Lender in writing.

2.4           Loan Account. Lender shall maintain an account on its books (the “Loan Account”) to record all Advances and all payments made by Borrower under the Line of Credit in accordance with Lender’s customary accounting practices as in effect from time to time provided, however, that any failure to so record or any error in so recording shall not affect the liability of Borrower under the Loan Documents. The balance in the Loan Account, as set forth on Lender’s most recent statement, shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

3.	SECURITY.

3.1           Collateral. The Obligations shall be secured, inter alia, by the first priority pledge and security agreement from Borrower with respect the interests of Borrower in and to that portion of the Equity Interests specified on Schedule 3.1 attached hereto in the Subsidiaries of Borrower reflected on such Schedule 3.1 and the other collateral related thereto as more particularly described therein (as amended and in effect from time to time, the “Pledge Agreement”). The Pledge Agreement and all other agreements, instruments and documents that provide for collateral to secure the repayment of the Obligations are sometimes collectively referred to as the “Security Documents”.

3.2           Additional Security Documents. Borrower shall deliver such security agreements, financing statements, assignments, and other security documents (all of which shall be deemed part of the Security Documents (as defined in Section 3.1)), in form and substance reasonably satisfactory to Lender, as Lender may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of Lender, first and exclusive security interests in any of the Collateral, together with other assurances of the enforceability and priority of Lender’s liens and assurances of due recording and documentation of the Security Documents or copies thereof, as Lender may reasonably require to avoid material impairment of the liens and security interests granted or purported to or required to be granted pursuant to this Agreement and the Pledge Agreement.

4.	CONDITIONS PRECEDENT.

4.1           Conditions to Closing. The effectiveness of this Agreement and the initial Advance under the Line of Credit shall be subject to the conditions precedent that Lender shall have received on or before the Closing Date the following:

(a)            Each of the Loan Documents satisfactory in form, content and manner of execution and delivery to Lender and its counsel.

(b)            Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party.

(c)            Such documents and certifications as Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

(d)            A favorable opinion of legal counsel to the Loan Parties addressed to Lender, addressing such matters with respect to the Loan Parties as Lender may reasonably request.

(e)            A duly completed Compliance Certificate as of the date hereof, signed by a Responsible Officer of Borrower, setting forth in reasonable detail the calculations required to show that Borrower is in compliance with the financial covenants of this Agreement.

(f)             A certificate signed by a Responsible Officer of Borrower certifying that the conditions specified in Sections 4.2(a), (b) and (c) have been satisfied; provided, that the delivery of an Advance Request to Lender shall be deemed satisfaction of this condition precedent.

(g)            The results of a search of the Uniform Commercial Code filings made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, together with copies of any financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to Lender that the Liens indicated in any such financing statement (or similar document) have been or will be contemporaneously released or terminated, and such other litigation, bankruptcy, and other searches with respect to the Loan Parties as Lender requires.

(h)            The Pledge Agreement creates a valid and perfected first priority Lien on the Collateral described therein, and related UCC filings have been duly recorded and filed (or submitted for recording or filing) to the satisfaction of Lender and its counsel.

(i)              Payment by Borrower of all fees and expenses that under the terms hereof or of the Fee Letter that are due and payable on or prior to the Closing Date, and the fees, and disbursements of counsel to Lender.

(j)             Any and all documentation and other information requested by Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act, and a Beneficial Ownership Certification and copies of all applicable identification from Borrower and any entity constituting a “legal entity customer” under the Beneficial Ownership Regulation.

(k)            Such other documents, financial statements, instruments, agreements, certificates, and information as are customary or appropriate for transactions similar to the Line of Credit, as determined by Lender, or as has been otherwise reasonably requested by Lender.

4.2           Conditions to Each Advance. Every Advance under the Line of Credit (including the initial Advance) shall be subject to the following conditions precedent:

(a)            No Default or Event of Default has occurred and is continuing or would result from the proposed Advance.

(b)            There shall have been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)            The representations and warranties of each Loan Party contained in Section 6 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all respects on and as of the date of such Advance; provided, if any such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, for purposes of this Section 4.2, the representations and warranties contained in Section 6.4 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1.

(d)            Lender shall have received an Advance Request duly executed by a Responsible Officer of Borrower.

(e)            After giving effect to the proposed Advance, the total principal amount outstanding under the Line of Credit shall not exceed the Maximum Availability.

Each request for an Advance submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a), (b), and (c) have been satisfied on and as of the date of the applicable Advance.

5.	UNUSED FEE.

5.1           Calculation and Payment. Except as provided in Section 5.2 hereof, Borrower agrees to pay to Lender an unused line fee, which shall accrue and be payable as follows (the “Unused Fee”): seventy-five basis points (0.75%) multiplied by the difference between (a) the Maximum Availability and (b) the outstanding principal balance of the Line of Credit, on each day during the period from and including the date hereof to but excluding the date on which availability under the Line of Credit terminates. The Unused Fee shall be payable annually, in arrears, on the last day of each calendar year and on the date on which availability under the Line of Credit terminates, commencing on the first such date to occur after the date hereof, and computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by Lender of the Unused Fee shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, the Unused Fee shall be waived at the times set forth in Section 5.2 hereof.

5.2           Minimum Deposits. During any period in which Borrower and its Affiliates maintains aggregate deposits of Twenty Million Dollars ($20,000,000.00) or greater with Lender, no Unused Fee shall be due or payable.

6.	REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to extend the Line of Credit, Borrower hereby represents and warrants to Lender that:

6.1           Existence and Power. Borrower is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is qualified to do business and in good standing in all other jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Borrower has full power and authority and all necessary permits, licenses and approvals to conduct its business as proposed to be conducted, to own its properties, and to execute and deliver this Agreement and each other Loan Document and to borrow hereunder.

6.2           Authority. The making and performance by Borrower of this Agreement and the Loan Documents have been authorized by all necessary action of Borrower. The execution and delivery of this Agreement and the other Loan Documents, the consummation of the transactions herein and therein contemplated, and the fulfillment of or compliance with the terms and provisions hereof and thereof, (a) will not violate any provision of law or the organizational documents of Borrower; and (b) will not result in the breach of, or constitute a default under, or result in the creation of any Lien upon any property or assets of Borrower pursuant to any indenture or bank loan or credit agreement (other than pursuant to this Agreement and the other Loan Documents) or other agreement or instrument to which Borrower is a party. No approval, authorization, consent that has not been received, or other order or registration or filing with any Governmental Authority is required in connection with the making and performance of this Agreement by Borrower.

6.3           Validity. This Agreement and all other Loan Documents are the legal, valid, binding obligations of Borrower and Guarantor, as applicable, enforceable against Borrower and Guarantor in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors and secured parties generally and with respect to the availability of remedies of specific enforcement, subject to the discretion of the court before which proceedings therefor may be brought.

6.4           Financial Statements and Condition. The financial statements and tax returns of Borrower and Guarantor delivered to Lender prior to the date of this Agreement, heretofore furnished to Lender are complete and correct in all material respects and fairly present the financial condition of Borrower or Guarantor as of the dates of such financial statements and the results of its or their affairs or operations for the period then ended. Except as set forth on such financial statements, neither Borrower nor Guarantor has any fixed, accrued or contingent obligation or liability for taxes or otherwise that is not disclosed or reserved against on its balance sheets. Since the date of the most recent financial statements provided to Lender, there has been no material adverse change in the condition of Borrower's or Guarantor's financial position or otherwise from that set forth in the financial statements most recently delivered to Lender which could reasonably be expected to have a Material Adverse Effect.

6.5           Compliance with Law. To Borrower’s actual knowledge, Borrower is in compliance with all Legal Requirements applicable to it, its property, including, without limitation, the Properties and the Collateral, or the conduct of its business, including, without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment, except where any noncompliance would not have a Material Adverse Effect.

6.6           Litigation. There are no suits or proceedings pending, or, to the knowledge of Borrower or Guarantor, threatened against or affecting Borrower or Guarantor and neither Borrower nor Guarantor is in default in the performance of any agreement to which Borrower or Guarantor is a party or by which Borrower or Guarantor is bound, or with respect to any order, writ, injunction, or any decree of any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

6.7           Events of Default. No Default or Event of Default has occurred and is continuing. pursuant to any indenture or bank loan or credit agreement (other than pursuant to this Agreement and the other Loan Documents) or other agreement or instrument to which Borrower is a party. There is no default by Borrower or any of its Subsidiaries under any of their respective organizational documents or any material indenture, agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.8           Title to Property. Borrower has good and marketable title to the Collateral. Borrower, through its Subsidiaries, has good and marketable title to the Properties, subject to Permitted Liens.

6.9           Solvency. After giving effect to the consummation of the transactions and the extension of the financial accommodations contemplated by this Agreement, Borrower (i) will be able to pay its debts as they become due, (ii) will have funds and capital sufficient to carry on its business as now conducted or as proposed to be conducted, (iii) will own property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay the Obligations; and (iv) will not be rendered insolvent.

6.10         Taxes. Borrower has filed when due all tax returns and reports required to be filed by it with all federal, state or local authorities and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports.

6.11         Jurisdiction of Formation; Principal Office. As of the date hereof, (a) the jurisdiction of formation of Borrower and Guarantor is Massachusetts; and (b) the principal office, chief executive office and principal place of business of Borrower and Guarantor is at 39 Brighton Avenue, Boston, Massachusetts 02134.

6.12         Organizational Structure. As of the date hereof, the organizational chart attached hereto as Schedule 6.12 is a true and accurate representation of the owners of Borrower and Guarantor.

6.13         Regulation U. None of the proceeds of the Advances will be used, directly or indirectly, by Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any “margin stock” within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”), or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulation U, or cause this Agreement to violate Regulation U, Regulation T, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the FCPA or any other applicable anti-corruption law.

6.14         Investment Company Act. None of Borrower, any Subsidiary of Borrower or Guarantor is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15         ERISA. To Borrower’s knowledge, it is in compliance with ERISA with respect to any Plan; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan. The word “Plan” as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) maintained for employees of the Borrower, any Subsidiary of the Borrower or any other trade or business under common control with the Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or any regulations thereunder.

6.16         Hazardous Materials. Each of Borrower, Guarantor and their Subsidiaries (a) has not received any notice or other communication or otherwise learned of any Environmental Claim or Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (b) to its knowledge, is not aware of any threatened or actual liability in connection with the release or threatened release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

6.17         No Broker. Neither Borrower, nor Guarantor nor anyone on behalf thereof has dealt with any broker, finder or other person or entity who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by Lender in connection with the Line of Credit. If Borrower has engaged a mortgage broker in connection with the Line of Credit (the “Broker”), Borrower shall pay at closing all amounts due to the Broker in connection with the Line of Credit.

6.18         Governmental and Other Approvals. To Borrower’s actual knowledge except for the filing of UCC financing statements, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to closing), or exemption by, any Governmental Authority, is required to be made or obtained by Borrower to authorize, or is required in connection with (i) the execution, delivery and performance by Borrower of any Loan Documents or (ii) the legality, validity, binding effect or enforceability against Borrower of any such Loan Document.

6.19         Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower or Guarantor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower and its Subsidiaries operate. Borrower has in force, and has paid the premiums in respect of, all of the insurance required by the Loan Documents.

6.20         Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower, and to the best of Borrower's knowledge, after having made diligent inquiry, (a) each Person owning an interest of 20% or more in Borrower and (b) Guarantor: (i) is not currently identified on the U.S. Office of Foreign Asset Control list, and (ii) is not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Line of Credit, to ensure the foregoing representations and warranties remain true and correct during the term of the Line of Credit.

6.21         Information Complete. No information furnished or to be furnished by Borrower pursuant to the terms hereof contains any untrue statement of material fact or omits any material fact necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

7.	AFFIRMATIVE COVENANTS.

Borrower (and Guarantor where indicated below) covenants and agrees that from the date hereof until payment in full and performance of all Obligations, unless Lender otherwise consents in writing, to comply with the following affirmative covenants:

7.1           Financial Statements; Notice of Default. Borrower and Guarantor shall deliver to Lender:

(a)            by April 30 of each calendar year, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income or operations, schedule of real estate owned, equity and cash flows for such year setting forth comparative figures for the preceding year certified by a Responsible Officer of Borrower;

(b)            by August 15 of each calendar year, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at June 30 of such year and the related consolidated and consolidating statements of income or operations, schedule of real estate owned, equity and cash flows for the trailing twelve (12) months ending on June 30 of such year setting forth comparative figures for the preceding fiscal year certified by a Responsible Officer of Borrower;

(c)            together with the financial statements required in Section 7.1(a) and (b), a duly completed certificate, signed by a Responsible Officer of Borrower, in the form of Exhibit B attached hereto (a “Compliance Certificate”), stating (i) that such financial statements are true and accurate in all material respects, (ii) that such officer is familiar with the terms and provisions of the Loan Documents and whether any Event of Default or, to its knowledge any Default, has occurred and is continuing on the date of such certificate and, if any Event of Default has occurred and is continuing, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Borrower is in compliance with the financial covenants described herein;

(d)            promptly, and in any event within five (5) Business Days, after (i) the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Lender pursuant to this Agreement; and (ii) receipt thereof by Borrower, copies of each notice or other correspondence received from the SEC concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of Borrower or any of its Subsidiaries unless restricted from doing so by such agency;

(e)            upon Lender’s request, a copy of Borrower’s federal income tax return for the most recent year such other information about the financial condition, business and operations of Borrower, its Subsidiaries and Guarantor as Lender may from time to time, reasonably request;

(f)             promptly upon becoming aware of any Default or Event of Default, notice thereof, in writing.

(g)            promptly upon becoming aware of any of the following events if they could reasonably be expected to result in a Material Adverse Effect, notice thereof, in writing: (a) any change in the financial condition or business of any Loan Party or its Subsidiaries; (b) any default under any material agreement, contract, or other instrument to which any Loan Party or a Subsidiary thereof is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by any Loan Party or Subsidiary thereof; (c) any uninsured claim against or affecting any Loan Party, any of its Subsidiaries, or any of its properties; (d) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting any Loan Party or its Subsidiaries; (e) any Environmental Claim, or the release or threatened release of any Hazardous Material into the environment in violation of any Environmental Requirement; (f) the existence of any Lien resulting from an Environmental Claim or Environmental Liability on any Properties or of any Loan Party or its Subsidiaries; (g) any material remedial action taken by any Loan Party or its Subsidiaries in response to any Environmental Claim or any Environmental Liability; or (h) any material change in such Borrower’s method of accounting.

7.2           Compliance with Laws. Borrower shall comply with all Legal Requirements, except where any noncompliance would not have a Material Adverse Effect.

7.3           Taxes. Borrower shall pay when due all taxes, assessments, governmental charges or levies, if such failure would have a Material Adverse Effect, except those being contested in good faith and against which, if requested by Lender, Borrower shall maintain reserves in amount and in form (book, cash, bond or otherwise) reasonably satisfactory to Lender.

7.4           Litigation. Borrower shall promptly advise Lender of the commencement of or threat of any litigation, including arbitration proceedings and any proceedings before any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

7.5           Maintenance of Existence. Borrower shall conduct its business as presently proposed to be conducted, maintain its legal existence and maintain its properties in good repair, working order and operating condition.

7.6           Insurance. Borrower shall, and shall cause its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of Borrower or Guarantor, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

7.7           Books and Records; Access. Borrower will, and will cause its Subsidiaries to, give any representative of Lender, upon reasonable prior notice, access during all business hours to, and permit such representative to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Person and relating to its affairs, and to inspect any of the Properties.

7.8           Senior Management. At all times during the term of the Line of Credit, Guarantor shall be actively involved in the management of, and Control, Borrower.

7.9           Operating Accounts. Borrower shall establish and maintain all of its operating accounts for all Properties owned by Borrower with Lender, into which Borrower shall cause all of its revenues to be deposited. Borrower may use funds in such accounts to make principal payments on the Line of Credit at any time.

7.10         Organizational Documents. Borrower shall comply with its organizational documents and shall not amend or modify any of its organizational documents, or any of the organizational documents of any Pledged Subsidiary, in any material respect without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Promptly after Lender’s written request from time to time, but not more frequently than once in any calendar year, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that Borrower is in compliance with the provisions of this Section.

7.11         Foreign Corrupt Practices Act. Borrower will maintain in effect policies and procedures designed to promote compliance by Borrower, and its respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.

7.12         Patriot Act. To the extent required, each of Borrower and Guarantor is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). To the best of Borrower’s and Guarantor’s knowledge, no part of the proceeds of the Line of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

7.13         Financings. Borrower shall use reasonable efforts to finance the purchase of any acquisitions of property or new construction projects funded by the Line of Credit with Lender.

8.	NEGATIVE COVENANTS.

Borrower covenants and agrees that from the date hereof until payment in full and performance of all Obligations, unless Lender otherwise consents in writing, Borrower shall comply with the following negative covenants:

8.1           Debt Yield. Borrower shall not permit the Debt Yield to be less than 8.5%. This covenant shall be tested on a semi-annual basis. “Debt Yield” means, as of any date of calculation, the ratio (expressed as a percentage) of (a) the sum of the NOI from the Properties for the trailing twelve (12) months and income received for the trailing twelve (12) months from any Treasury bills held by Borrower to (b) Total Indebtedness.

8.2           Leverage Ratio. Borrower shall not permit the Leverage Ratio to exceed sixty- five percent (65%). This covenant shall be tested at closing and on an annual basis. “Leverage Ratio” means, as of any date of calculation, the ratio (expressed as a percentage) of (a) Total Indebtedness less the amount outstanding under the Line of Credit to (b) Total Asset Value.

8.3           Debt Service Coverage Ratio. Borrower shall not permit the Debt Service Coverage Ratio to be less than 1.50 to 1.00. This covenant shall be tested on a semi-annual basis. “Debt Service Coverage Ratio” means, as of any date of calculation, the ratio for the trailing twelve (12) months of (a) the NOI from the Properties for the trailing twelve (12) months to (b) Debt Service.

8.4           Usage. Borrower shall not permit the total outstanding Advances to exceed an amount equal to 1.5 multiplied by the trailing twelve (12) months of Adjusted EBITDA (the “Maximum Usage Amount”).

8.5           Liquidity. Borrower shall not permit its Liquid Assets at any time to be less than $15,000,000.00. This covenant shall be tested on a semi-annual basis. “Liquid Assets” means the following assets which (i) are free and clear of any Liens, (ii) are owned solely by Borrower (with no other Persons having rights therein), (iii) may be converted to cash within five (5) days, and (iv) are unrestricted and unencumbered cash, funds on deposit in any bank located in the United States, investment grade commercial paper, money market funds, marketable securities actively traded on a nationally recognized exchange.

8.6           Encumbrances. Borrower shall not create or permit to exist any Lien against the Collateral except for Liens in favor of Lender. Borrower shall not create or permit to exist any Lien on any Property owned by a Subsidiary of Borrower other than Permitted Liens, subject to the limits on Indebtedness in Section 8.7 hereof.

8.7           Other Indebtedness. Neither Borrower nor any of its Subsidiaries shall incur, any Indebtedness other than (i) the Obligations under this Agreement and the other Loan Documents, (ii) Indebtedness incurred by any Pledged Subsidiary secured by a Property as long as the aggregate amount of such Indebtedness does not exceed sixty-five percent (65%) of the value of such Property and Borrower remains in compliance with the financial covenants contained in Sections 8.1 through 8.5, (iii) other unsecured trade indebtedness incurred by a Subsidiary of Borrower in the ordinary course of business, (iv) Indebtedness arising under Swap Contracts not otherwise prohibited hereunder, and (v) Indebtedness in respect of Capital Leases and purchase money obligations. Borrower will not enter or participate in any agreement, arrangement, or transaction with any other person or entity if the effect of such agreement, arrangement or transaction has or could reasonably be expected in the future to have a Material Adverse Effect.

8.8           Investments. Borrower shall not have, nor shall it permit its Subsidiaries to have, any Investments other than Permitted Investments.

8.9           Mergers, etc. Borrower shall not, nor shall it permit its Subsidiaries to, liquidate or merge or consolidate with any other Person unless Borrower is the surviving entity and no Change in Control results therefrom.

8.10         Change in Nature of Business. Borrower shall not, nor shall it permit its Subsidiaries to, directly or indirectly, engage in any business substantially different from the business conducted by them on the date hereof or any business substantially related or incidental thereto.

8.11         OFAC Compliance. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation. Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Line of Credit, to ensure compliance with the foregoing subsection (a) during the term of the Line of Credit.

8.12         Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Requirements or otherwise could not reasonably be expected to result in a Material Adverse Effect, Borrower: (a) shall not cause or permit any Hazardous Material to be generated, placed, held, managed, located or disposed of on, under or at, or transported to or from, any Property in material violation of Environmental Requirements; and (b) shall not permit any such Property to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Requirements.

8.13         Disposition of Collateral and Certain Property. Borrower shall not dispose of, transfer or pledge in any of the Collateral, whether now owned or hereafter acquired, or transfer or pledge any Equity Interests in any Pledged Subsidiary to any Person, or dispose of, transfer or pledge any Property owned by a Pledged Subsidiary except for, as long as no Event of Default has occurred and is continuing, the following: only with the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, Borrower may dispose of a Property owned by a Pledged Subsidiary; provided that (i) such disposition is at fair market value, as reasonably determined by Borrower, and (ii) at the time of such disposition, Borrower shall remain in compliance with the financial covenants contained in Sections 8.1 through 8.5 on a pro forma basis after giving effect to such disposition; and provided further that Borrower shall, in connection with such disposition, deliver to Lender a certificate of a Responsible Officer of Borrower, which shall include (a) a computation demonstrating compliance with the financial covenants contained in Sections 8.1 through 8.5 on pro forma basis after giving effect to such disposition, in connection with such sale, and (b) a certification that no Event of Default shall have occurred and be continuing at such time or after giving effect to such disposition.

8.14         Transactions with Affiliates. Borrower will not directly or indirectly, enter into any lease or other transaction with any officer, director, owner, or Affiliate of Borrower, on terms that are less favorable to Borrower than those which might be obtained at the time in an arm’s-length transaction.

8.15         Restricted Payments. Borrower shall not make any Restricted Payment if a Default or Event of Default exists or would result therefrom.

9.	EVENTS OF DEFAULT; REMEDIES.

9.1           Definition. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)            failure of Borrower or Guarantor to make any payment under any Loan Document within ten (10) days after such payment is due; or

(b)            failure by Borrower or Guarantor to punctually observe, comply with or perform any other covenant contained in this Agreement or any other Loan Document that is not addressed in this Section 9.1, which failure continues for a period of thirty (30) days after notice of such failure from Lender, provided that in the case of a default that cannot be cured within such thirty (30) day period despite Borrower’s or Guarantor’s diligent efforts but is susceptible of being cured within ninety (90) days of Lender’s original notice, then Borrower and Guarantor shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days of Lender’s original notice; provided further that such cure period shall not apply to delivery of notices required to be given by Borrower or Guarantor to Lender under the Loan Documents, but a ten (10) day cure period shall apply and such cure period shall run from the date such notice was required to be delivered, whether or not Lender gives written notice thereof; or

(c)            any representation or warranty made by Borrower or Guarantor to Lender or any statement, certificate or other data furnished by either of them in connection herewith or with any other Loan Document proves at any time to be incorrect in any material respect or omit to state a material fact necessary in order to make the statements contained therein not misleading and the adverse effect of the failure of such representation or warranty shall not, if curable, have been cured within thirty (30) days after written notice thereof is delivered to Borrower or Guarantor by Lender; or

(d)            any unpaid, final judgment or judgments for the payment of money in an amount in excess of $3,500,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage), in the aggregate, shall be rendered against Borrower or Guarantor for which enforcement proceedings are commenced by any creditor on such judgment, or which shall remain unsatisfied and in effect for a period of thirty (30) days without a stay of execution; or

(e)            the appointment of a receiver, conservator, trustee or liquidator of all or a substantial part of any of the assets of Borrower or Guarantor; the inability of Borrower or Guarantor to pay their debts as they mature; filing of any petition, case, arrangement, reorganization, or the like under any insolvency or bankruptcy law by or against Borrower, any Subsidiary of Borrower, or Guarantor which remains unstayed and in effect for a period of ninety (90) days; or the making by Borrower or Guarantor of an assignment for the benefit of creditors; or

(f)            Borrower, any Subsidiary of Borrower, or Guarantor dissolves or liquidates, or ceases to exist legally, or merges or consolidates with any other entity; or

(g)            the existence or occurrence of any of the following events with respect to the Borrower or any ERISA affiliate: (i) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (ii) any “reportable event” (as defined in Section 4043 of ERISA and the regulations issued under such Section) with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance which might constitute grounds entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) any partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan; or any reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of the Bank subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise; or

(h)            Borrower or Guarantor fails to pay or perform any other indebtedness or obligation in excess of $5,000,000 whether contingent or otherwise, or if any such other indebtedness or obligation shall be accelerated, or if there exists any event of default under any instrument, document or agreement governing, evidencing or securing such other indebtedness or obligation; or

(i)             the failure to comply with the financial covenants described in Sections 8.1, 8.2, 8.3, 8.4 and 8.5, or the failure to deliver the financial information in accordance with the requirements of Section 7.1(a), (b) or (c); provided that in the case of failure to deliver the financial information, Borrower shall have a ten (10) cure period from the date due; or

(j)             the Guaranty shall be terminated or shall be declared null and void or shall otherwise cease to be enforceable against Guarantor in accordance with its terms; or

(k)            there occurs a change in the financial condition of Borrower or Guarantor which in Lender’s reasonable judgment could reasonably be expected to have a Material Adverse Effect; or

(l)	there occurs a Change in Control; or

(m)            any pledge, sale or transfer of the Collateral, or any ownership interest in Borrower, that is not permitted under this Agreement or the Pledge Agreement; or

(n)            The occurrence of a default or “Event of Default” under any other Loan Document (in each case after the expiration of any applicable notice and cure period set forth in such Loan Document).

9.2           Remedies. Upon the occurrence and during the continuation of any Event of Default, and without limiting the right of Lender absent such Event of Default to terminate the availability of Advances under this Agreement and/or decline to make any Advance hereunder, Lender may at its election (i) by notice to Borrower terminate the availability of Advances under this Agreement, and such availability shall thereupon terminate, and (ii) without notice to Borrower, declare all Obligations to be immediately due and payable, without protest, demand or other notice (which are hereby expressly waived by Borrower), whereupon the accelerated Obligations shall be immediately due and payable (provided, however, in the case of an Event of Default under Section 9.1(e), all Obligations shall automatically and immediately be due and payable without further action by any party) and, in addition to the rights specifically granted hereunder or now or hereafter existing in equity, at law, by virtue of statute or otherwise (each of which rights may be exercised at any time and from time to time), Lender may exercise the rights and remedies available to Lender at law or in equity or under this Agreement, the Note and any of the other Loan Documents or any other agreement by and between Borrower and Lender in accordance with the respective provisions thereof.

9.3           Singular or Multiple Exercise; Non-Waiver. The remedies provided herein, and in the other Loan Documents or otherwise available to Lender at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

10.	MISCELLANEOUS.

10.1         Waivers. Any delay on the part of Lender in exercising any right hereunder or under any other Loan Document shall not operate as a waiver of any such right, and any waiver granted for one occasion shall not operate as a waiver in the event of a subsequent default. Lender may revoke any permission or waiver previously granted to Borrower, such revocation to be effective prospectively when given whether given orally or in writing.

10.2         Remedies Cumulative. The rights and remedies of Lender shall be cumulative and not in the alternative, and shall include all rights and remedies granted herein, in any other Loan Document and under all applicable laws.

10.3         Jury Waiver. LENDER AND BORROWER IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST LENDER OR BORROWER IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

10.4         Notices. All notices to Borrower or Lender shall be in writing and shall be deemed to have been sufficiently given or served for all purposes hereof if (i) deposited in the United States mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service, as follows:

if to Borrower:	New England Realty Associates Limited Partnership
39 Brighton Avenue
Boston, MA 02134
Attn: Jameson Brown

with a copy to:	Saul Ewing LLP
131 Dartmouth Street, Suite 501
Boston, MA 02116
Attention: Sally E. Michael, Esq.

if to Lender:	Brookline Bank
131 Clarendon Street
P.O. Box 179179
Boston, MA 02117-9179
Attention: Robert Page

with a copy to:	Verrill Dana LLP
One Federal Street, 20th Floor
Boston, MA 02110
Attention: Francesco A. De Vito, Esq.

or at such other address as the party to whom such notice or demand is directed may have designated in writing to such other party. A notice shall be deemed to have been given upon the earlier to occur of (i) if sent by certified or registered mail, on the third Business Day following the date of postmark, or (ii) if sent by hand or overnight delivery, when so delivered or tendered for delivery during customary business hours on a Business Day.

10.5         Expenses. Borrower agrees to pay (a) all expenses, including reasonable fees and disbursements of counsel for Lender, which Lender has incurred or may hereafter incur in connection with the preparation of this Agreement, the Loan Documents and all other documents related hereto (including any amendment, consent or waiver hereafter made), the adminstration of the Line of Credit, the transactions contemplated hereby, or the enforcement of the rights of Lender hereunder or under any Loan Document and (b) all taxes and fees (including interest and penalties), including, without limitation, all recording and filing fees, transfer and documentary stamp and similar taxes, which may be payable in respect of the execution and delivery of this Agreement and the Loan Documents.

10.6         Indemnification. Borrower agrees to indemnify and hold harmless Lender, its directors, officers, employees and agents (collectively, “Indemnitees”) from and against any and all claims, damages, losses, liabilities, judgments and expenses (including without limitation all reasonable fees and expenses of counsel and all expenses of litigation or preparation therefor) which they may incur or which may be suffered by them in connection with or arising out of: (a) this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the adminstration of the Line of Credit and/or the transactions contemplated hereby, (b) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, Guarantor or any of their Subsidiaries, or any Environmental Liability related in any way to Borrower, Guarantor or any of their Subsidiaries, and (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, Guarantor or any of their Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, fraud, gross negligence or willful misconduct of such Indemnitee; or (ii) result from a claim brought by Borrower or Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

10.7         Further Instruments. Borrower will, from time to time, at its expense, execute and deliver to Lender all such other and further instruments and documents and take or cause to be taken all such other and future action as Lender shall request in order to effect and confirm or vest more securely all rights contemplated by this Agreement or any other Loan Document.

10.8         Governing Law; Consent to Jurisdiction. This Agreement, the other Loan Documents and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. Borrower agrees that the execution of this Agreement and the other Loan Documents and the performance of Borrower’s obligations hereunder and thereunder shall be deemed to have a Massachusetts situs and Borrower consents to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts with respect to all matters concerning this Agreement or the other Loan Documents.

10.9         Survival of Representations. All representations, warranties, covenants and agreements herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of the Loan Documents and shall continue in full force and effect until all of the Obligations have been paid in full.

10.10       Integration; Amendment. This Agreement together with the Loan Documents constitute the entire agreement among Lender and Borrower with respect to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written. The provisions of this Agreement may be amended or waived only in a writing signed by the party to be charged.

10.11       Severability. If any provision of this Agreement shall to any extent be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Agreement shall not be affected.

10.12       Interpretation. The parties hereto and their counsel have participated in the preparation of this Agreement and the other Loan Documents and the language used in this Agreement and the other Loan Documents shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.13       Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Lender shall have the right without Borrower’s consent to assign, or grant participating interests in, the Line of Credit and the Loan Documents.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned execute this Agreement as an instrument under seal as of the date first set forth above.

Lender:

BROOKLINE BANK

By:	/s/ Robert Page
Name:	Robert Page
Title:	Vice President

Borrower:

NEW ENGLAND REALTY ASSOCIATES
LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	NewReal, Inc., a Massachusetts corporation

	By:	/s/ Ronald Brown
	Name:	Ronald Brown
	Title:	President

[Loan Agreement (Revolving Line of Credit)]

Schedule 3.1

Pledged Ownership Interests

Description of Ownership Interests of Borrower:

Subsidiary	Type of Ownership Interests	Percentage of total Ownership Interests of such Subsidiary owned by Borrower	Percentage of Ownership Interests Pledged
Boylston Downtown Limited Partnership	Partnership Interest	100%	49%

Clovelly Apartments Limited Partnership	Partnership Interest	100%	49%

Commonwealth 1137 Limited Partnership	Partnership Interest	100%	49%

Commonwealth 1144 Limited Partnership	Partnership Interest	100%	49%

Executive Apartments Limited Partnership	Partnership Interest	100%	49%

Linhart Limited Partnership	Partnership Interest	99.666%	49%

North Beacon 140 Limited Partnership	Partnership Interest	100%	49%

Olde English Apartments Limited Partnership	Partnership Interest	100%	49%

Redwood Hills Limited Partnership	Partnership Interest	100%	49%

River Drive Limited Partnership	Partnership Interest	100%	49%

Riverside Street 8-20 NERA, LLC	LLC Interest	100%	49%

Schedule 3.1, Page 1

Westgate Apartments, LLC	LLC Interest	100%	49%

Highland 38 Limited Partnership	Partnership Interest	100%	49%

Hamilton WRF 659, LLC	LLC Interest	100%	49%

WCB Associates, LLC	LLC Interest	100%	49%

Hamilton Oaks Associates, LLC	LLC Interest	100%	49%

NERA Brookside Associates, LLC	LLC Interest	100%	49%

NERA Dean Street Associates, LLC	LLC Interest	100%	49%

School Street 9, LLC	LLC Interest	100%	49%

Westgate Apartments Burlington, LLC	LLC Interest	100%	49%

Hamilton Linewt Associates, LLC	LLC Interest	100%	49%

Hamilton Cypress, LLC	LLC Interest	100%	49%

Hamilton Green Apartments, LLC	LLC Interest	100%	49%

Woodland Park Partners, LLC	LLC Interest	100%	49%

Hamilton Highlands, LLC	LLC Interest	100%	49%

Worcester Road 653 NERA, LLC	LLC Interest	100%	49%

Shawmut Place, LLC	LLC Interest	100%	49%

Schedule 3.1, Page 2

Schedule 6.12

Ownership Chart

Exhibit A

Form of Advance Request

ADVANCE REQUEST

______________, 2024

Brookline Bank

131 Clarendon Street

P.O. Box 179179

Boston, Massachusetts 02117-9179

This advance request (“Request”) is provided to BROOKLINE BANK (“Lender”) to evidence the desire of NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP (“Borrower”) to borrow funds in the form of an Advance pursuant to Section 2.1 of the Loan Agreement, dated as of November 21, 2024, between Borrower and Lender (as amended, supplemented or otherwise modified from time to time, the “Agreement”). All capitalized terms not defined herein shall have the same meaning as provided in the Agreement unless the context clearly requires to the contrary.

Borrower desires to borrow $                                    to be funded on                                , 2024 (the “Funding Date”).

The undersigned, a Responsible Officer of Borrower under the Agreement, hereby certifies that the proceeds of the Advance should be deposited into the following account of Borrower at Lender:                                                            .

The undersigned, a Responsible Officer under the Agreement, hereby further certifies that both immediately before and immediately after giving effect to the funding of the Advance that (a) No Default or Event of Default has occurred and is continuing; (b) there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (c) all of the representations and warranties of each Loan Party contained in Section 6 of the Loan Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all respects on and as of the date of such Advance; provided, if any such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, the representations and warranties contained in Section 6.4 of the Loan Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1 of the Loan Agreement.

[Signature Page to Follow]

A-1

NEW ENGLAND REALTY ASSOCIATES
LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	NewReal, Inc., a Massachusetts corporation

By:
Name:
Title:

A-2

Exhibit B

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Financial Statement Date:                   ,

______________, 2024

Brookline Bank

131 Clarendon Street

P.O. Box 179179

Boston, Massachusetts 02117-9179

Ladies and Gentlemen:

This compliance certificate (“Compliance Certificate”) is provided to BROOKLINE BANK (“Lender”) pursuant to the Loan Agreement, dated as of November 21, 2024, between NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP (“Borrower”) and Lender (as amended, supplemented or otherwise modified from time to time, the “Agreement”). All capitalized terms not defined herein shall have the same meaning as provided in the Agreement unless the context clearly requires to the contrary.

The undersigned, hereby certifies as of the date hereof that he/she is the [                                   ] of Borrower, and that, as such, he/she is a Responsible Officer of Borrower authorized to execute and deliver this Certificate to Lender on the behalf of Borrower, and that:

[Use following paragraph 1 for calendar year-end financial statements]

1.            Borrower has delivered the year-end financial statements of Borrower, required by Section 7.1(a) of the Loan Agreement for the calendar year ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower as at such date and for such period.

[Use following paragraph 1 for semi-annual financial statements]

1.            Borrower has delivered the financial statements of Borrower required by Section 7.1(b) of the Loan Agreement for the trailing twelve (12) month period ending on June 30, _____ . Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower as at such date and for such period.

2.            The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.

3.            A review of the activities of Borrower during such period has been made under the supervision of the undersigned with a view to determining whether during such period Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such period Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Event of Default or, to its knowledge any Default, has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.            The representations and warranties of the Borrower contained in Section 6 of the Loan Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5.            The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                ,              .

NEW ENGLAND REALTY ASSOCIATES
LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	NewReal, Inc., a Massachusetts corporation

By:
Name:
Title:

SCHEDULE 1

TO THE COMPLIANCE CERTIFICATE

1.	Debt Yield.		____%
	A.	NOI from the Properties for the trailing twelve (12) months:	$
	B.	income received for the trailing twelve (12) months from any Treasury bills held by Borrower:	$
	C.	Sum of A and B:	$
	D.	Total Indebtedness:	$

2.	Leverage Ratio.		____%
	A.	Total Indebtedness:	$
	B.	Amount outstanding under Line of Credit:	$
	C.	A minus B:	$
	D.	Total Asset Value:	$

3.	Debt Service Coverage Ratio.		_____to 1.00
	A.	NOI from the Properties for the trailing twelve (12) months:	$
	B.	Debt Service:	$

4.	Maximum Usage Amount.		$
	A.	Trailing twelve (12) months of Adjusted EBITDA
	B.	1.5 multiplied by A	$

5.	Liquidity.		$
	A.	Liquid Assets:	$